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                                  EXHIBIT 20
                          (i)  Corporate Name Change

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                 Aztec Manufacturing announces name change to
                               AZZ incorporated
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   Shareholders approve name change to accurately reflect current corporate position

                             For Immediate Release

Contact:    Dana Perry, Vice President - Finance and CFO
            AZZ incorporated, 817-297-4361

            RCG Capital Markets Group, Inc. 480-675-0400
            Retail: Jim Estrada, Brett Maas
            Institutional/Analysts: Joe Dorame
            Media: Jeff Stanlis

(July 13, 2000) - CROWLEY, Texas - Aztec Manufacturing Company (NYSE: AZZ), a specialty electrical equipment and components manufacturer serving the global growth markets of power generation, power transmission and distribution and a leading provider of hot dip galvanizing services to the steel fabrication industry nationwide, today announced that the Company's shareholders have overwhelmingly approved the change of the corporate name to AZZ incorporated, effective immediately. The Company's stock will continue to be traded on the New York Stock Exchange under the ticker symbol "AZZ."

David H. Dingus, president and chief operating officer of AZZ incorporated, commented, "AZZ has undergone significant changes in the last 10 years. We have successfully transitioned to become a leading provider of high quality electrical components and galvanizing services. This transition to a more diversified distribution of products and services has clearly exceeded the scope indicated by our previous name. We believe the new name, AZZ incorporated, will enable us to effectively cross-leverage our marketing opportunities through the use of a common name and a clear, new image."

Except for the statements of historical fact, this release may contain "forward-looking statements'' that involve risks and uncertainties that are detailed from time to time in documents filed by the Company with the SEC. Those risks, uncertainties, and factors include, but are not limited to: change in demand, prices and raw material cost, including zinc which is used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, including the market price for oil and natural gas; acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy; and customer demand and response to products and services offered by the Company. The Company can give no assurance that such expectations will prove to be correct.

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